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                                                                  EXHIBIT 5.1

                   [Letterhead of McBreen, McBreen & Kopko]



                                                                  March 31, 1998


Sonic Foundry, Inc.
754 Williamson Street
Madison, Wisconsin 53703

     Re:  Registration Statement on Form SB-2 (No. 333-46005)

Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the above-referenced registration statement, as amended (the "Registration Statement"). Such Registration Statement relates to the following securities:

          A. 2,300,000 shares of Common Stock (including 300,000 shares subject to the underwriters' over-allotment option) and 1,150,000 Redeemable Common Stock Purchases Warrants (including 150,000 warrants subject to the underwriters' over-allotment option) that the Registration Statement contemplates will be sold in an underwritten public offering (the foregoing shares and warrants being referred to as the "Offered Shares" and "Offered Warrants", respectively);

          B. Warrants (the "Representatives' Warrants") to be sold to Dirks & Company, Inc. and Security Capital Trading Inc. in connection with the aforementioned public offering; and

          C. (i) 1,150,000 shares of Common Stock issuable upon exercise of the Offered Warrants; (ii) 368,160 shares of Common Stock registered on behalf of certain selling stockholders; (iii) 200,000 shares of Common Stock and 100,000 Redeemable Common Stock Purchase Warrants issuable upon exercise of the Representatives' Warrants; and (iv) 100,000 shares of Common Stock issuable upon exercise of the Redeemable Common Stock Purchase Warrants issuable upon exercise of the Representatives' Warrants (the shares and warrants described in this subparagraph C being referred to collectively as the "Warrant Securities").

     We have reviewed copies of the Amended and Restated Article of
Incorporation of the Company, the Amended and Restated By-laws of the Company, the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.
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     Based upon and subject to the foregoing, we are of the opinion that (i) the
Offered Shares and Offered Warrants will, when sold and paid for as contemplated by the Registration Statement and the Underwriting Agreement filed as an exhibit thereto, be duly authorized, validly issued, fully paid and non-assessable and
(ii) the Warrant Securities will, when issued and paid for in accordance with the terms of the applicable warrant, be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    McBreen, McBreen & Kopko

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